Exhibit 23.2

[KPMG LLP Letterhead]

CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the incorporation by reference in this Registration Statement on Form S-8, pertaining to the ImageWare Systems, Inc. 2001 Equity Incentive Plan, of our report dated June 1, 2001, with respect to the consolidated balance sheets of G & A Imaging Ltd. as of September 30, 2000 and 1999, and the related consolidated statements of operations and deficit and of cash flows for each of the two years ended September 30, 2000 and 1999, which is included in the in the Form 8-K/A of ImageWare Systems, Inc. dated June 15, 2001.

/s/ KPMG LLP

KPMG LLP

Ottawa, Canada
November 21, 2001